EXHIBIT 21.1

JDA Software Group, Inc.

List of Subsidiaries

Subsidiary	Jurisdication of Incorporation	Doing Business as
JDA Software Group, Inc.	Delaware	Parent Company
JDA Software, Inc.	Arizona	JDA Software, Inc.
JDA Worldwide, Inc.	Arizona	JDA Worldwide, Inc. JDA Worldwide, Inc. — UK Branch
JDA Software Australia Pty Ltd	Australia	JDA Software Australia Pty Ltd
E3 Australia Pty Ltd	Australia	Being merged into JDA Software Australia Pty Ltd
JDA Arthur Software Bermuda, Ltd.	Bermuda	Dormant
JDA Software Brasil Ltda.	Brazil	JDA Software Brasil Ltda.
JDA Software Canada Ltd.	Canada	JDA Software Canada Ltd.
JDA Chile S.A.	Chile	JDA Chile S.A.
JDA Software Danmark ApS	Denmark	JDA Software Danmark ApS
JDA International Limited	United Kingdom	JDA International Limited JDA International Limited — Dubai Branch
E3 United Kingdom Limited	United Kingdom	Being merged into JDA International Limited
JDA Software France SA	France	JDA Software France SA
JDA Software GmbH	Germany	JDA Software GmbH
JDA Software Hong Kong Limited	Hong Kong	JDA Software Hong Kong Limited
JDA Software Italy S.r.L.	Italy	JDA Software Italy S.r.L.
JDA Software Japan Ltd.	Japan	JDA Software Japan Ltd.
JDA Software Malaysia Sdn. Bhd.	Malaysia	JDA Software Malaysia Sdn. Bhd.
JDA Software de Mexico, S.A. de C.V.	Mexico	JDA Software de Mexico, S.A. de C.V.
JDA Servicios Profesionales, S.A. de C.V.	Mexico	JDA Servicios Profesionales, S.A. de C.V.
JDA Software Benelux B.V.	Netherlands	JDA Software Benelux B.V.
JDA Software Norway AS	Norway	JDA Software Norway AS
JDA Asia Pte. Ltd.	Singapore	JDA Asia Pte. Ltd. JDA Asia Pte. Ltd. — Shangai Representative Office
JDA Software South Africa (Proprietary) Limited	South Africa	Dormant
JDA Incorporated Software Solutions, S.A.	Spain	JDA Incorporated Software Solutions, S.A.
JDA Software Nordic AB	Sweden	JDA Software Nordic AB